Exhibit 99.1

CSX Announces Departure of Operations Executive Jamie Boychuk

JACKSONVILLE, Fla. – August 4, 2023 – CSX (NASDAQ: CSX) announced today that Jamie Boychuk, executive vice president of Operations, is leaving the company. President and Chief Executive Officer Joe Hinrichs thanked Boychuk for his role in the implementation of scheduled railroading and cited the company’s depth of operational experience that will ensure continuity while CSX searches for a successor.

“On behalf of CSX and all our stakeholders, I would like to thank Jamie for his six years of service and contributions to our company, and we wish him all the best in his future endeavors,” Hinrichs said.

Hinrichs added, “CSX has an experienced operations leadership team that helped guide our operational transformation into a top-performing transportation company, and who will continue to implement and strengthen the scheduled railroading guiding principles that have been the foundation of our success.”

Ricky Johnson, senior vice president of Transportation, and Casey Albright, senior vice president of Network Operations and Service Design, will report directly to Hinrichs as the company conducts an internal and external search prior to naming a new head of all operations functions. Johnson, who oversees all field operations, has over 30 years of experience in the railroad industry, including 22 years of service at CSX. Similarly, Albright has 25 years of service at CSX in various leadership roles. In his current position, he oversees fluid traffic flow across the CSX network, leading the design of service plans that support performance improvement and meet customer needs.

“Our seasoned operations leadership team and talented field leaders will remain focused on executing our proven operational plan and drive growth by providing an ever-improving service product to customers. I have the highest confidence in our entire ONE CSX team, which has embraced our culture of working collaboratively to deliver strong safety and service results, positioning us to continue providing enhanced value for our shareholders and other key stakeholders,” Hinrichs said.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com. Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

This announcement, as well as additional financial information, is available on the Company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Contact:

Matthew Korn, CFA, Investor Relations

904-366-4515

Bryan Tucker, Corporate Communications

855-955-6397

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